EXHIBIT 99.1


                         AMENDMENT NO. 1


     AMENDMENT NO. 1 (the "AMENDMENT"), dated as of
September 3, 1997, to that certain Amended and Restated Credit Agreement, entered into as of February 12, 1997 and amended and restated as of July 15, 1997 (the "CREDIT AGREEMENT"; capitalized terms used herein and not defined shall have the meaning set forth in the Credit Agreement), among GLOBAL MARINE INC., a Delaware corporation ("BORROWER"), the lending institutions party thereto (the "BANKS"), BANKERS TRUST COMPANY, as administrative agent (the "ADMINISTRATIVE AGENT"), SOCIETE GENERALE, as managing agent (the "MANAGING AGENT"), and CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK BRANCH, CREDIT LYONNAIS NEW YORK BRANCH and THE BANK OF NOVA SCOTIA, as co-agents (collectively, the "CO-AGENTS", and together with the Administrative Agent and the Managing Agent, the "AGENTS").


                      W I T N E S S E T H :

     WHEREAS, Borrower and the Banks wish to provide for the amendment of the Credit Agreement as herein provided; and

     WHEREAS, pursuant to Section 12.12 of the Credit
Agreement, Borrower and each of the undersigned Banks hereby agree to amend the Credit Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION ONE - AMENDMENTS.  (i)  Section 8.03 of the
Credit Agreement is amended, effective as of the date hereof, and subject to the satisfaction of the conditions set forth in Section Three hereof, by (a) deleting the "." at the end of clause (f) thereof and substituting "; and" in lieu thereof and
(b) inserting the following clause immediately after clause (f) thereof:

     "(g) Indebtedness represented by senior unsecured debt
          securities issued by the Borrower in an aggregate principal amount not exceeding $300.0 million; PROVIDED that (i) the terms and conditions of such Indebtedness either (x) provide for (A) an average life for such Indebtedness of at least five years, (B) an interest
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          rate applicable to such Indebtedness not in excess of
          8% per annum, and (C) no scheduled maturity or any mandatory sinking fund, prepayment or retirement requirements of such Indebtedness prior to the Maturity Date or (y) are reasonably satisfactory in all material respects to the Administrative Agent; and (ii) no Default or Event of Default shall occur or be continuing at the time of the incurrence thereof or immediately after giving effect to the incurrence thereof."

     ii)  The definition of Debt Issuance in the Credit
          Agreement is amended to add prior to the period thereof the words "and other than any Indebtedness incurred pursuant to Section 8.03(g)"

          SECTION TWO - RELEASE OF GUARANTIES. Effective as of the date hereof, and subject to the satisfaction of the conditions set forth in Section Three hereof, and to the issuance and sale of not less than $300 million in aggregate principal amount of notes as permitted by new Section 8.03(g) of the Credit Agreement contemplated by Section One of this Amendment, (a) all Guarantees are hereby released, disclaimed, terminated, discharged and otherwise no longer of any force or effect, (b) all Guarantors are released from all obligations under the Guarantees, the Ratification Agreement and the other Credit Documents, (c) Section 7.11 of the Credit Agreement is hereby deleted in its entirety, (d) the proviso to Section 8.02(a) of the Credit Agreement is deleted, (e) the parenthetical in Section 8.03(b) of the Credit Agreement is deleted, (f) the reference to "Guarantor" in Section 8.08 of the Credit Agreement is hereby deleted and replaced with "Subsidiary (other than an Unrestricted Subsidiary)", (g) Section 9.06 of the Credit Agreement is deleted in its entirety, (h) the text of clause (iv) of the definition of Consolidated Net Income in the Credit Agreement is deleted and replaced with the following "the net income of any Subsidiary to the extent that the transfer to Borrower or a Subsidiary of that income is not at the time permitted, directly or indirectly, by any means (including by dividend, distribution, advance or loan or otherwise), by operation of the terms of its charter or any agreement with a Person other than with Borrower or any Affiliate thereof, instrument held by a Person other than by Borrower or any Affiliate thereof, judgment, decree, order, statute, law, rule or governmental regulations applicable to such Subsidiary or its stockholders; PROVIDED, HOWEVER, that if at any time during the period for which Consolidated Net Income is measured such restriction or transfer to Borrower of such income of a Subsidiary is lifted, Consolidated Net Income shall include the net income of such Subsidiary previously excluded", (i) the definition of Credit Party in the Credit Agreement is amended by
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deleting "and each Guarantor" , and (j) Borrower covenants and agrees that if any Subsidiary (other than an Unrestricted Subsidiary) guarantees any Indebtedness of Borrower described in
Section 8.03(b) or (g), then such Subsidiary shall guarantee the Obligations on terms (and pursuant to documentation) no less favorable to the Banks than such guarantee of such Indebtedness and for so long as such Indebtedness is guaranteed; PROVIDED, HOWEVER, that (x) if and to the extent that such guarantee of such Indebtedness is released or discharged (other than by virtue of payment), then the guarantee of the Obligations shall likewise be released and (y) no Lien granted or existing in favor of the Senior Secured Notes pursuant to the documentation relating thereto as in effect on the Original Effectiveness Date shall be deemed a guarantee and the existence or granting of any such Lien pursuant to such documentation shall not in any manner require the granting of any guarantee in respect of the Obligations.

     SECTION THREE - CONDITIONS TO EFFECTIVENESS.  This
Amendment shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by Borrower and the Required Banks or, as to any of the Banks, advice satisfactory to the Administrative Agent that such Bank has executed this Amendment, except that, in addition to the foregoing, Section Two of this Amendment shall not become effective unless and until there has been an issuance and sale of not less than $300 million in aggregate principal amount of notes permitted by new Section 8.03(g) of the Credit Agreement contemplated by Section One of this Amendment. In addition, the effectiveness of this Amendment (other than Sections Six and Eight hereof) is conditioned upon the accuracy of the representations and warranties set forth in Section Four hereof.

     SECTION FOUR - REPRESENTATIONS AND WARRANTIES. In order to induce the Banks and the Agents to enter into this Amendment, Borrower represents and warrants to each of the Banks and the Agents that after giving effect to this Amendment, (a) no Default or Event of Default has occurred and is continuing; (b) all of the representations and warranties in the Credit Agreement and each of the other Credit Documents, after giving effect to this Amendment, are true and complete in all material respects on and as of the date hereof as if made on the date hereof (or, if any suchrepresentation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (c) the execution, delivery and performance by Borrower of this Amendment have been duly authorized; (d) this Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforceability hereof would be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); and (e) neither the execution, delivery or performance by Borrower of this Amendment nor compliance with the terms and provisions hereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (or with notice or lapse of time or both would constitute a default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its properties or assets are bound or to which it is subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of Borrower.

     SECTION FIVE - REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND THE NOTES. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, the Notes and each of the other Credit Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Bank or any Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

     SECTION SIX - COSTS, EXPENSES AND TAXES. Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel) in accordance with the terms of
Section 12.01 of the Credit Agreement. In addition, Borrower shall pay or reimburse any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any, and agrees to save each Agent and each Bank harmless from and against any and all
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liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     SECTION SEVEN - EXECUTION IN COUNTERPARTS.  This
Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION EIGHT - GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).

          [Remainder of Page Intentionally Left Blank]




   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 GLOBAL MARINE INC.

                                 By: /s/ W. Matt Ralls

                                 Name:  W. Matt Ralls
                                 Title: Vice President & Treasurer


             Commitment Amount   BANKERS TRUST COMPANY,
                                   Individually and as

                                 Administrative Agent
                                 By:  /s/ David J. Bell

                                 Name:  David J. Bell
                                 Title: Vice President

                                 SOCIETE GENERALE,


                                 Individually and as
                                 Managing Agent

                                 By:  /s/ John J. Wagner

                                 Name:  John J. Wagner
                                 Title: Vice President



                                 CHRISTIANIA BANK OG KREDITKASSE
                                 ASA, NEW YORK BRANCH,


                                 Individually and as Co-Agent

                                 By: /s/ Martin Lunder

                                 Name:  Martin Lunder
                                 Title: First Vice President



                                 CREDIT LYONNAIS NEW YORK BRANCH,
                                 Individually and as Co-Agent

                                 By:

                                 Name:
                                 Title:


                                 THE BANK OF NOVA SCOTIA,
                                 Individually and as Co-Agent

                                 By:  /s/ F. C. H. Ashby

                                 Name:  F. C. H. Ashby
                                 Title: Senior Manager Loan Operations



                                 FIRST UNION NATIONAL BANK OF
                                    NORTH CAROLINA

                                 By:

                                 Name:
                                 Title:

                                 THE SANWA BANK LIMITED


                                 By: /s/ Toru Sakamuto

                                 Name:  Toru Sakamuto
                                 Title: Vice President



                                 SKANDINAVISKA ENSKILDA BANKEN AB
                                 (publ.)


                                 By: /s/ Magna Haga       Per K. Froslich

                                 Name:  Magna Haga        Per K. Froslich
                                 Title: Head of Unit      Head of Admin.



                                 THE SUMITOMO BANK, LIMITED

                                 By:  /s/ Harumitsu Seki

                                 Name:  Harumsitsu Seki
                                 Title: General Manager



                                 DEN NORSKE BANK ASA, NEW YORK
                                 BRANCH

                                 By:

                                 Name:
                                 Title:


                                 TORONTO DOMINION (TEXAS), INC.

                                 By: /s/ Neva Nesbitt

                                 Name:  Neva Nesbitt
                                 Title: Vice President

                                 THE FUJI BANK, LTD.


                                 By: /s/ Nate Ellis


                                 Name:  Nate Ellis
                                 Title: Vice President and Manager